EXHIBIT 99.5

FOR IMMEDIATE RELEASE

November 13, 2008

Amiworld Reports Record Financial Performance for 2008 Third Quarter

$5.7 Million in Revenues for Q3 Shows 84% Increase Over Previous Quarter, 570% over Entire Fiscal 2007

NEW YORK—(BUSINESS WIRE)—Amiworld, Inc. (OTCBB: AMWO), an international energy company engaged in the production and distribution of diversified fuel products and services with a focus on emerging global economies, today reported record financial results for the third quarter 2008 of $5.7 million, a 84% increase over its second quarter and 317% of total revenues for fiscal 2007. The Company reported net income for the third quarter 2008 of $93 thousand compared to a loss of $79 thousand during the same period of 2007. Nine months fiscal 2008 revenues of $11.3 million represent a 628% increase of the $1.8 million reported for all of 2007.

The record earnings are a result of an aggressive business plan that has seen Amiworld consistently increase quarterly revenues and earnings. As the Company continues with its expansion plans to triple its production of petroleum diesel and biodiesel by Q4 2008 and 2009, respectively, it expects to show revenue and earnings growth for the remainder of 2008 and beyond. However, there can be no assurances that the Company will meet these expectations.

Highlights of Third Quarter Results:

•	Revenues of $5.7 million versus $3.1 million for Q2 2008
• •	First three quarters revenues of $11.3 million more than six times entire fiscal 2007 revenues Net income of $92,000 compared to a loss of $79,000 for the same period in 2007

“While we are extremely pleased with the record growth announced today and our progress to date, we believe that the fourth quarter of 2008 will see an exponential increase in both revenues and earnings,” said Mamoru Saito, Chief Executive Officer of Amiworld. “With our plans to continue our efforts to increase our production, acquire and build new plants and grow our international oil trading and shipping business, the Company is poised to deliver results that we believe are extraordinary for such a young company.”

Since inception, Amiworld has a stated goal of delivering outstanding shareholder value by increasing revenues and earnings through company driven initiatives and strategic acquisitions. The Company’s global management team is continually searching for production and distribution revenue opportunities within both the traditional and alternative energy sectors.

The Company has also applied for a listing of its Common Stock on the NASDAQ Capital Markets and NYSE Alternext.

About Amiworld, Inc.

Amiworld, Inc. (www.amiworld.com) is a high growth New York-based international energy company engaged in the production and distribution of alternative and traditional energy products and services. With state-of-the-art refining and distribution facilities in Colombia, South America, the Company is capitalizing on the worldwide energy demand with diversified products and services including biodiesel, petroleum diesel, international oil trading and the shipping of oil and fuel products with a principal focus on economies in South America and Asia. With an overriding commitment of building shareholder value, Amiworld continuously evaluates opportunities to drive revenues and earnings growth organically and through strategic acquisitions.

Amiworld is the owner and operator of the only government certified biodiesel plant in Colombia. The Company believes it is well positioned to capitalize on its unique government status as a result of the Colombian government’s aggressive biofuels initiatives mandating a 5% biodiesel mix by 2008 and 10% by 2009. With global biofuels demand projected to grow 20% annually to 92 million tons by 2011, Amiworld intends to significantly increase its market penetration in South America, Asia and the US.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of AMWO could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company’s operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rates and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

Contact:

Daniela Viola

Makovsky + Company

(212) 508-9676

dviola@makovsky.com